UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2018

Shiloh Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-21964 (Commission File Number)	51-0347683 (IRS Employer Identification No.)

880 Steel Drive, Valley City, Ohio 44280

(Address of Principal Executive Offices) (Zip Code)

(330) 558-2600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 6, 2018, the Board of Directors (the “Board”) of Shiloh Industries, Inc., a Delaware corporation (the “Company”) approved a new form of indemnification agreement (the “Indemnification Agreement”), which supersedes any prior form of indemnification agreement, and authorized the Company to enter into an indemnification agreement in substantially the form of the Indemnification Agreement with each of its directors and officers (each, an “Indemnitee”). Each of the Company’s directors and named executive officers entered into an Indemnification Agreement as of September 6, 2018.

The Indemnification Agreement requires the Company to indemnify each Indemnitee who becomes party to the Indemnification Agreement against certain liabilities that may arise by reason of the Indemnitee’s status as a director or officer of the Company, to advance expenses incurred as a result of a proceeding as to which the Indemnitee may be indemnified and to insure the Indemnitee under any directors’ and officers’ liability insurance policy the Company maintains, in all cases, subject to certain exceptions and limitations specified in the Indemnification Agreement. The Indemnification Agreement is intended to provide indemnification rights to each Indemnitee to the fullest extent permitted by the General Corporation Law of the State of Delaware and shall be in addition to any other rights the directors and officers may have under the Company’s certificate of incorporation and by-laws.

The foregoing summary and description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

On September 4, 2018, the Compensation Committee of the Board approved the First Amendment to Change in Control Agreement, which amends the Change in Control Agreement dated August 23, 2012 (“the Original CIC Agreement”), by and between the Company and Ramzi Y. Hermiz, and, on September 6, 2018, the Company and Mr. Hermiz entered into the First Amendment to Change in Control Agreement (the “CIC Amendment” and together with the Original CIC Agreement, the “CIC Agreement”).

The Original CIC Agreement was entered into on August 23, 2012 in connection with the hiring of Mr. Hermiz as President and Chief Executive Officer of the Company. The purpose of the CIC Amendment is to provide additional incentive to Mr. Hermiz to remain attentive and dedicated to and employed by the Company by providing Mr. Hermiz with additional compensation and benefits in the event that there is a Change in Control (as defined in the CIC Agreement (a “Change in Control”)) and, during the 24-month period beginning on the date of the Change in Control or during the 180-day period before the date of the Change in Control, Mr. Hermiz’s employment is terminated by the Company for any reason other than cause, death or disability or by Mr. Hermiz for good reason.

The CIC Amendment, among other things, increases the severance payment that is required to be paid to Mr. Hermiz following a qualifying termination from (a) two times the sum of (i) his annual base salary at the time of the Change in Control or termination of employment, whichever is higher, plus (ii) his target bonus for the fiscal year in which the Change in Control or termination of employment occurs to (b) three times the sum of those amounts in sub-clauses (i) and (ii) above.

The foregoing summary and description of the CIC Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the CIC Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 6, 2018, the Board approved and adopted an amendment to the Amended and Restated By-laws of the Company (the “By-law Amendment”). The By-law Amendment became effective immediately upon its approval by the Board. The purpose of the By-law Amendment was to add a new Article VI, which provides, among other things, that to the fullest extent permitted by applicable law, the Company will indemnify and will pay or reimburse expenses (as further detailed in the By-law Amendment) incurred by any individual who is a present or former director or officer of the Company and who is made or threatened to be made a party to, or otherwise involved in, a legal proceeding by reason of his or her service in that capacity. All subsequent Articles in the Company’s Amended and Restated By-laws have been renumbered accordingly.

The foregoing description of the By-law Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated By-laws of the Company, as amended through September 6, 2018, filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

3.1	Shiloh Industries, Inc.’s Amended and Restated By-laws, as amended through September 6, 2018

10.1	Form of Indemnification Agreement

10.2	First Amendment to Change in Control Agreement dated as of September 6, 2018, by and between Ramzi Y. Hermiz and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHILOH INDUSTRIES, INC.

By:	/s/ Ramzi Hermiz Name: Ramzi Hermiz Title: Chief Executive Officer

Date: September 7, 2018